Exhibit 10(n)

AGREEMENT FOR

PURCHASE AND SALE

OF ASSETS

DATED AS OF SEPTEMBER 29, 2000

BETWEEN

INTERNET CONNECTIONS, INC.,

AS SELLER

AND

HICKORY TECH CORPORATION,

AS BUYER

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

          This Agreement for Purchase and Sale of Assets is made and entered into as of the 29th day  of September, 2000, by and between Internet Connections, Inc., a Minnesota  corporation ("Seller"), its principal stockholders, Yvonne Karsten, also known as Yvonne Cariveau, Dale Karsten, John Pfeifer, George and Elizabeth Pfeifer and Michael and Karen Green (“Stockholders”), and Hickory Tech Corporation, a Minnesota corporation,  ("Buyer").

RECITALS

A.	Seller is an Internet Service Provider (“ISP) and is in the business of providing internet connection services to business and residential customers, including leased line internet access (DSL, ISDN, T-1, Point-to-Point and similar high speed access service) and including dialup internet access (modem access service), routing of internet connections and traffic to backbone networks (collectively, the “ISP Business” and sometimes referred to as the “Internet Service Provider Business”) and Web Hosting and Design Services (web site services, including hosting web site files and information for third party customers on third party servers connected to the internet via backbone network, but excluding all internet routing and traffic and excluding any internet access for such customers), all to residential and business consumers, wherever located; and

A.	Buyer desires to acquire Seller’s entire ISP Business, including the related customer base, employees, specified equipment, intangibles and selected accounts receivable, including all assets, of any description, used or useful in the operation of Seller’s ISP Business, (excluding, however, Seller’s Web Hosting and Design Service business) and Seller wishes to sell, assign and transfer all of its ISP Business and related assets to Buyer.

          NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer make the following

AGREEMENT.

ARTICLE 1

PURCHASE AND SALE OF ASSETS

          1.0     Sale and Transfer.     Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to sell, convey, transfer, assign and deliver to Buyer all of Seller’s ISP Business and related assets described below and as may be more specifically listed on Schedule 1.0, attached  hereto (the "Assets"). The items listed on Schedule 1.01, attached hereto (the "Excluded Assets") shall be retained by Seller. Buyer agrees to purchase, and Seller agrees to sell, the following Assets from Seller:

          1.1     Equipment, Tools, and Supplies.     All equipment, tools, and supplies, of any description, used and or useful in the operation of Seller’s ISP Business, as listed on Schedule 1.1.

          1.2     Software.     All of Seller’s rights, including rights to copyright and rights to use, under any “shop right” or similar doctrine, computer software, computer code, computer programs, program designs, program manuals used or useful in the operation of the ISP Business, listed on Schedule 1.2.

          1.3     ISP Customer Base.     The entire ISP customer base of Seller, consisting of approximately 4,848 business and residential ISP customers, wherever such customers may be located, including Seller’s customer service database, user logs, radius logs, server usage data, data assembled or organized under Ticket Que Software, and data assembled or organized under Quickbooks software, as may be more specifically listed on Schedule 1.3.

          1.4     ISP Contracts.     All contracts and contract rights of Seller, including all rights of Seller pursuant to any “backbone” or similar contract with MRNet or GoodNet or any similar internet traffic provider, that relate in any way to Seller’s ISP business as may be more specifically listed on Schedule 1.4.

          1.5     Domain Names.     All domain names used or useful in the operation of Seller’s ISP business as may be more specifically listed on Schedule 1.5.

          1.6     Intangibles.     All franchises,  rights, patents, trademarks, licenses, copyrights, and brand names, used or useful in the operation of Seller’s ISP business; and all computer code, computer programs, program designs, product manuals, catalogs, and price lists; and all documents relating to suppliers to Seller’s ISP business; and all customer lists, catalogs, and marketing materials used by Seller in the operation of its ISP business, listed on Schedule 1.6.

          1.7     Accounts Receivable.     All rights to payment under any contract receivable any under any account receivable no more than 90 days old as of September 30, 2000, all related to Seller’s ISP business, as listed on Schedule 1.7.

          1.8     No General Assumption of Liabilities.     Except for Permitted Encumbrances listed on Schedule 1.8,  Buyer shall not assume and has not agreed to assume any of Seller’s liabilities.

Seller warrants that the assets described in Sections 1.1 through 1.7, above, to be delivered to Buyer at the Closing, comprise all tangible and intangible assets, of any description, required to operate the ISP Business following closing, and the ISP network so transferred by Seller is capable of supporting all customers included in the ISP Business.

ARTICLE 2

PRICE

          2.1     Purchase Price.  Buyer shall pay to Seller as full consideration for the transfer of the Assets, a total purchase price equal to the aggregate of the following:

	Base Price for the ISP Business, free and clear of all debts and liens	$1,000,000.00

Plus	Base Price Adjustment for Annualized Run-Rate on Revenues in excess of $1,090,000.00 realized during the month of October 2000	TBD

Plus	Face value of ISP accounts receivable, not more than 90 days old at September 30, 2000	TBD

Less	Amounts for customer deposits and customer advances for future service	TBD

          2.2     Adjustment for Annualized Run-Rate on Revenues.  In the event Buyer realizes from Seller’s existing ISP business an ISP revenue run rate during the first full month following Closing, including pro-rata portion of advance customer payments, at an annualized rate greater than $1,090,000.00, Buyer will adjust the Base Price to eleven times that monthly billing figure.  No adjustment will be made to the Base Price in the event the annualized run rate on revenues does not exceed $1,090,000.00 during the first full month following Closing. Any adjustment required by this Section shall be paid to Seller no later than 60 days after Closing.  “Annualized Run Rate on Revenues” means gross revenues derived from the ISP Business for a particular month, multiplied by twelve.

          2.3     Earnest Money.  Upon execution of this Agreement and subject to the terms of the “Earnest Money Escrow Agreement” attached hereto as Exhibit 2.3, Buyer will deliver to Wells Fargo Bank Minnesota, N.A. (the “Escrow Agent”) the amount of One Hundred Thousand Dollars ($100,000.00) which, together with all interest thereon, shall be referred to as the “Buyer Deposit”.   The Buyer Deposit shall be held by the Escrow Agent pursuant to the Earnest Money Escrow Agreement, and subject to the following:

In the event the Closing shall not occur as a result of any default by Seller, Seller shall not be entitled to any portion of the Buyer Deposit and, promptly after termination of this Agreement, the Buyer Deposit (together with all interest earned thereon) shall be promptly returned to Buyer.

In the event the Closing shall not occur as a result of any default by Buyer, Buyer shall not be entitled to any portion of the Buyer Deposit and, promptly after termination of this Agreement, the Buyer Deposit (together with all interest earned thereon) shall be promptly delivered to Seller.

At the Closing, the Purchase Price, less the Buyer Deposit,  shall be payable to Seller in cash by wire transfer of immediately available funds to such bank account(s) as Seller shall designate prior to Closing.

          2.4     Allocation of the Purchase Price.  The Purchase Price shall be allocated as set forth on Schedule 2.4.

Seller agrees to negotiate in good faith any suballocations or reallocations reasonably requested by Buyer.  Buyer and Seller shall exchange at Closing IRS Form 8594, Asset Allocation Statement, and the Buyer and Seller agree to report this transaction for tax purposes in accordance with such allocation, and to attach the applicable asset allocation statement to their respective income tax returns for the taxable year of reporting this transaction.

          2.5.    Taxes.  Seller shall pay any and all sales, use, transfer, stamp, conveyance, value added or similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, including all recording fees, notarial fees and other similar costs incurred in connection with the sale, transfer or assignment of the Assets or otherwise on account of this Agreement.

          2.6.    Costs.  Each party shall  pay at Closing its own Brokerage and Attorneys' fees incurred in connection with the sale of the Assets to Buyer.

ARTICLE 3

CLOSING

          3.1     Closing.  Provided that all conditions precedent have been satisfied or waived prior to then, the Closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Blethen, Gage & Krause, 127 South Second Street in the City of Mankato, Minnesota on October 9, 2000, at 10:00 o'clock a.m., local time, or on such other date as the parties mutually agree, but in no event shall Closing occur later than that date.  The date that the Closing actually occurs is referred to as the "Closing Date". Provided that the Closing actually occurs, the effective time of Closing shall in all events be deemed to have occurred for all purposes as of the close of Seller’s business on September 30, 2000.

          3.2     Deliveries by Seller to Buyer.  At or prior to the Closing, Seller will deliver to Buyer the following documents (the "Transaction Documents") and purchased assets:

a.                 Certified copies of all of Seller's resolutions pertaining to the authorizations of this Agreement and the consummation of the transactions referred to in this Agreement (the "Transactions") by Seller, including all necessary shareholder consents;

b.                 Duly executed bills of sale, assignments, and other instruments of transfer, in form sufficient to convey to Buyer all of the rights, title and interest of Seller in and to the Assets in accordance with the terms hereof.  The Bill of Sale, shall substantially conform to Exhibit 3.2b,  attached hereto and made a part hereof.  The Bill of Sale will include all assets and goods of every description described in Sections 1.1 through 1.7 above,  excluding all accompanying liability excepting only Permitted Encumbrances listed on Schedule 1.8.  If any such assets or rights thereto are not assignable because of the provisions thereof or under law, the Seller will use its best efforts to obtain the necessary consents thereto.  If consent cannot be obtained, the Seller shall retain the right. The Buyer's accountants shall determine an appropriate reduction of the purchase price for the rights retained by the Seller, and the Buyer shall purchase the remaining Assets for the reduced price;

c.                 UCC-3  Termination Statements substantially in the same form as Exhibit 3.2c, terminating the security interests of all creditors who may have any interest in the Assets to be conveyed to the Buyer by this Agreement.  Seller represents that the creditors listed on Schedule 5.2f is a full and complete list of its creditors existing as of September 1, 2000.

d.                 Releases of Tax Liens, releasing any liens imposed by any taxing authorities upon the Assets or the ISP Business at any time prior to the completion of the transfer of the Assets to Seller;

e.                 All customer files, customer service databases, userlogs, radius logs, server usage data, data assembled or organized under Ticket Que Software, data assembled or organized under Quickbooks software, customer histories, customer lists , sales data, and literature used and/or useful in the ISP Business.

f.                  A certificate of Seller certifying as to certain corporate matters with respect to Seller, together with all of the attachments referred to therein; and

g.                 Opinion of Counsel, substantially in the same form as Exhibit 3.2g attached hereto; and

h.                 Such other certificates and documents as Buyer or its counsel may reasonably request.

          3.3     Deliveries by Buyer to Seller.  At or prior to the Closing, Buyer will deliver to Seller:

a.                 The balance of the Purchase Price, as required by Section 2.3;

b.                 Certified copies of Buyer's resolutions pertaining to the authorization of this Agreement and the consummation of the Transactions by Buyer;

c.                 A certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties on and as of the Closing Date and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with on or before the Closing Date;

d.                 A certificate of Buyer certifying as to certain corporate matters, together with all of the attachments referred to therein;

e.                 Such other certificates and documents as Seller or its counsel may reasonably request.

          3.4     Records to be Retained by Seller.         Title to all of Seller's records, documents and papers of every kind and nature pertaining to the ISP Business sold hereunder shall remain in Seller, but any thereof which Buyer may reasonably require for use in connection with the operation of the ISP Business after the Closing Date shall either be delivered to Buyer or made available to it in such manner as may best meet the respective needs of the parties.  To the extent that Seller’s records commingle information related to Seller’s Web Hosting or Web Design customers, Seller specifically prohibits Buyer’s access thereto to the extent of such commingling.  In any case the party receiving or retaining such records shall make them available to the other during a period of five years following the Closing Date.  After the expiration of said five-year period either shall, before destroying any of such records received by it, offer them to the other.

          Seller shall promptly forward to Buyer all correspondence, mail, payments, and documents received by Seller after the Closing Date which relate to the operations of the ISP Business occurring prior to or after the Closing Date.  Buyer shall have the right to endorse in the name of Seller all checks or other forms of payments which it is entitled to retain hereunder.

          Buyer shall promptly forward to Seller all correspondence, mail, payments, and documents not related to the operation of the ISP Business, such as matters concerning the Seller's web weaving business, income taxes, corporate charter, or corporate governance.

ARTICLE 4

CONDITIONS

          4.1     Conditions to Buyer's Obligations.  The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, to the extent allowed by law, be waived by Buyer:

          a.       No Material Inaccuracy.  There shall be no material inaccuracy in the representations and warranties of Seller or its Stockholders set forth in section 5 and these representations and warranties shall be true and correct in all material respects as of the Closing Date as though made on and as of that date, and Buyer shall have received a certificate dated the Closing Date from Seller and the Stockholders to that effect.  No later than two business days prior to Closing, Buyer and Seller shall deliver to the other updated Schedules necessary to maintain the accuracy of the Schedules, and the representations and warranties made in this Agreement.

          b.       Performance of Covenants.  Seller and its Stockholders shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received from Seller and its Stockholders a certificate dated the Closing Date to that effect.

          c.       Certificates; Documents.  Seller shall have delivered the certificates and other documents required by Section 3.2.

          d.       Release of Liens.  Seller shall have obtained a release of any and all tax liens and security interests in the Assets and shall have delivered transfer documents satisfactory in form to counsel for Buyer assigning and conveying all the Assets free and clear of any and all liens and encumbrances.

          e.       Corporate Approvals.  The Transactions shall have received all necessary corporate approvals by Seller.

          f.        Opinion of Counsel.  Buyer shall have received an opinion of counsel for Seller, satisfactory in scope and substance to counsel for Buyer, to the effect that:

    i.        Seller is a corporation duly organized and in good standing under the laws of the State of Minnesota.

    ii.        Seller has full corporate power to carry out the transaction provided for in this Agreement; all corporate and other proceedings required to be taken by or on the part of Seller to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement have been duly and validly taken; and this Agreement has been duly and validly authorized, executed and delivered by Seller and its stockholders, and is a legally binding obligation of each enforceable in accordance with its terms.

    iii.       Seller has taken all steps required to comply with all provisions of the security interests of any and all creditors in the Assets have been duly and validly released.

    iv.       Counsel does not know of any facts that by the consummation of this Agreement will (i) give rise to or cause any default under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license agreement, or any other instrument or obligation to which Seller is a party or by which it or any of its properties or the Assets may be bound, or (ii) violate any court order, writ, injunction, or decree applicable to Seller or any of its properties or Assets.

          g.       No Adverse Proceedings.  No action or proceeding against Buyer or Seller or the Stockholders shall have been instituted or threatened that, if successful, could prohibit consummation or require substantial rescission of the transactions contemplated under this Agreement.

          h.       No Material Adverse Change.  There shall have been no material adverse change to the ISP Business since July 1, 2000.

          4.2     Conditions to Seller's Obligations.  The obligations of Seller to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, to the extent allowed by law, be waived by Seller:

          a.       Representations and Warranties.  All representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes contemplated by this Agreement or approved by Seller in writing, and there shall have been delivered to Seller a Certificate of Buyer to that effect, dated the Closing Date, signed by authorized officers of Buyer.

          b.       Covenants.  Buyer shall have performed and complied with all covenants and agreements required by the Transaction Documents to be performed by it on or prior to the Closing Date.

          c.       Corporate Approvals.  The Transactions shall have received all necessary corporate and Board of Director approval(s).

          d.       Certificates; Documents.  Buyer shall have delivered the certificates and other documents required under Section 3.3.

          4.3.    Delivery of Possession; Destruction or Damage to Property Prior to Closing:  Force Majeure.   At the time of Closing, all property agreed to be sold hereunder shall be delivered to Buyer at Closing, and shall be delivered to Buyer in the same condition as at the close of business on July 1, 2000, except for ordinary use and wear thereof, changes occurring in the ordinary course of business between July 1, 2000, and the Date of Closing, and damage or loss from causes beyond the reasonable power and control of Seller; provided, however, that if at the time of Closing the machinery, equipment, and other tangible property to be sold hereunder shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of Seller (whether or not similar to the foregoing), to an extent that substantially affects the value of the property to be sold hereunder, Buyer shall have the right at its election to complete the purchase, in which event it shall be entitled to all insurance proceeds (excluding use and occupancy insurance proceeds) collectible by reason of such loss or damage or, if it does not so elect, it shall have the right, which shall be in lieu of any other right or remedy whatsoever, to terminate this Agreement.  In the latter event all parties shall be released from liability hereunder.  If such loss or damage does not substantially affect the value of such property, Buyer shall complete the sale but shall be entitled to all insurance proceeds (excluding use and occupancy insurance proceeds) collectible by reason of such loss or damage.  In any case where Buyer shall become entitled to insurance proceeds by reason of loss or damage to assets agreed to be sold hereunder as above provided, the purchase price of the Assets so lost or damaged shall not be reduced because of such loss or damage.  Loss or damage shall be considered to affect substantially the value of said property within the meaning of this paragraph if the book value of the Assets so lost or damaged exceeds ten per cent in book value of all such tangible Assets.

          If the Seller is unable to complete the sale hereunder in accordance with its terms for any reason beyond the Seller's power and control, the Buyer may elect to accept as full performance such partial performance as Seller can make.  If the Buyer rejects the Seller's partial performance, the Buyer's sole and exclusive remedy shall be to terminate this Agreement and Seller shall promptly return all earnest money to Buyer upon such termination.  In the latter event all parties shall be released from all liability hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

          5.1     Buyer's Representations and Warranties.  Buyer represents and warrants to Seller that:

          a.       Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and Buyer has full corporate power and authority to execute and deliver the Transaction Documents, to consummate the Transactions and to perform all of its obligations under the Transaction Documents. Buyer has obtained all corporate approvals necessary to consummate the Transactions and authorize the execution, delivery and performance of the Transaction Documents.

          b.       Corporate Authority. When executed by Buyer, each of the Transaction Documents shall be duly and validly executed and delivered by Buyer. Each of the Transaction Documents, when executed by Buyer, shall constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

          c.       Funds. On the Closing Date, Buyer shall have sufficient funds available to pay the Purchase Price and to consummate the Transactions.

          5.2     Seller's Representations and Warranties.  Seller represents and warrants to Buyer that:

          a.       Organization.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority to execute and deliver the Transaction Documents.

          b.       Authorization, Execution and Delivery.  When executed by Seller each of the Transaction Documents shall be duly and validly executed and delivered by Seller.  Each of the Transaction Documents, when executed by Seller, shall constitute a valid, legal, and binding agreement by Seller enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

          c.       Title to Assets.  Except as shown on Schedule 5.2c., Seller has good and marketable title to all Assets listed or described in Article 1, some of which are more specifically described in Schedules 1.1 through 1.7, and which are to be sold or delivered to Buyer pursuant to this Agreement, free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever.  Seller has no other assets similar to those listed on Schedules 1.1 through 1.7 that would be useful to the ISP Business or usable in the operation of the ISP Business.

          d.       Litigation and Claims.  Except as described on Schedule 5.2d., there are no (a) legal, administrative, arbitration, or other proceedings pending against Seller that will adversely affect the Assets sold herein by the Seller to the Buyer.  To the best knowledge of the Stockholders of Seller, Seller has substantially complied with and is not in default in any material respect under any laws, ordinances, requirements, engineering standards, regulations, or orders applicable to the ISP Business, including without limitation, all applicable safety and pollution, laws or regulations.

          e.       Tax Matters.  As of the Closing Date there will be no liens for federal, state or local taxes upon the Assets.  All taxes of any kind whatsoever due and payable by the Seller with respect to the Assets through the Closing Date will have been paid in full.  There are no liens for federal, state or local taxes upon the Assets, except for statutory liens for taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

                    Seller has filed, or will cause to be filed, all federal, state and local tax returns and reports of any kind (including, without limitation, income, franchise, sales, use, excise, employment and real and personal property) which Seller is obligated to file with respect to the Assets for all periods up to and including the Closing Date and shall pay all taxes due on such returns prorated as of the Closing Date based on the current year's valuation and mill levies, which proration shall be final and conclusive.

          f.        Creditors.  Attached to this Agreement as Schedule 5.2f  is a true and correct list of all creditors of Seller affecting the ISP Business, including the names, addresses, and amounts owed as of August 31, 2000, and any collateral or security applicable to the indebtedness owed to each of these creditors.  As of the date hereof, and as of the Date of Closing, Seller had and shall not have any liability of any nature affecting the Assets, whether absolute, accrued, or contingent, and whether due or to become due that are not reflected on Schedule 5.2f, and Seller does not know of any basis for the assertion against it of any such liability.

          g.       Equipment in Good Operating Condition.  All Assets listed on Schedule 1.1 are in good operating condition and repair and will continue to be in good operating condition and repair as of the Closing.  Seller has not received a citation to the effect that these Assets do not comply with any applicable governmental law or regulation.

          h.       No Adverse Conditions.  There are no adverse conditions or circumstances that may interfere with Buyer’s use and enjoyment of or opportunity to resell or encumber any of the Assets of Seller to be purchased by this Agreement or that might otherwise impede Buyer’s ability to use these Assets or to conduct the ISP Business using these Assets.

          i.        Operable Network.  The assets described in Sections 1.1 through 1.7, to be delivered to Buyer at the Closing, comprise all tangible and intangible assets, of any description, required to operate the ISP Business following closing, and the ISP network so transferred by Seller is capable of supporting all customers included in the ISP Business.

          j.        No Omissions or Misrepresentations.  No representation, warranty, or statement of Seller or Stockholders omits or will omit to state any material fact necessary to make each representation or warranty or statement in this Agreement accurate and not misleading in any material respect.

ARTICLE 6

COVENANTS

          6.1     Covenants of Buyer.  Buyer hereby covenants and agrees that from the execution date hereof to the Closing Date:

          a.       Continued Efforts.  Buyer will use its continual best efforts to:

(I) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Buyer;
(ii) cause to be performed all of the matters required of Buyer at the Closing; and
(iii) take such steps and do all such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          6.2     Covenants of Seller.  Seller hereby covenants and agrees that from the execution date hereof to the Closing Date:

          a.       Continued Efforts.  Seller will use its continual best efforts to:  (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Seller; (ii) cause to be performed all of the matters required of Seller at the Closing.

          b.       Maintenance of Business.  From the date hereof and until the time of Closing, Seller shall continue to operate and maintain its business in substantially the same manner as it is presently carried out.  Seller shall maintain its books and records in the normal and usual manner.  Seller shall keep the Assets, taken as a whole, in a normal state of repair and operating efficiency to enable the Buyer to operate the ISP Business following Closing in the same manner as it is currently being conducted.

          c.       Right of Inspection.  Buyer may, prior to Closing, make or cause to be made such investigation of the ISP Business and Assets of Seller to be sold by this Agreement and of Seller’s financial and legal condition as respect Seller’s sale of the Assets as  Buyer deems necessary or advisable to familiarize itself with the ISP Business and Assets.  Seller will permit Buyer and its authorized representatives, to examine Seller’s premises and the books and records with respect to the ISP Business at reasonable hours, and Seller’s officers will furnish Buyer with such other information with respect to the ISP Business and Assets to be purchased by this Agreement as Buyer shall from time to time request.  No investigation by Buyer shall affect the representations and warranties of Seller or the Stockholders, and each such representation and warranty shall survive any such investigation.

          d.       Maintenance of Assets.  Seller will maintain all the Assets to be sold pursuant to this Agreement in customary repair, order, and condition, reasonable wear and use, and damage by fire or unavoidable casualty excepted.

          e.       Corporate Existence.  Pending the Closing, Seller will maintain its corporate existence and powers and will not dissolve and liquidate.

          f.        Payment of Taxes.  Except for taxes contested in good faith, Seller will pay all ad valorem and other taxes and similar governmental charges levied against it or upon its properties and business as they become due.

          g.       Disposition of Assets.  Except pursuant to the terms of any contract executed on or before the date of this Agreement and made known to Buyer, or upon the direction of Buyer, Seller will refrain from disposing of or encumbering any of its Assets other than in the ordinary course of its business, and it will not enter into or assume any obligation with respect to any contract, agreement, lease, license, or commitment except in the ordinary course of business or as contemplated by this Agreement prior to Closing.

          h.       No Breach of Existing Agreements.  Seller will not knowingly do any act or omit to do any act that will cause a breach of any contract, agreement, obligation, lease, license or commitment prior to Closing.

          I.        Notification of Buyer.  Seller will promptly notify Buyer in writing of any threatened lawsuit, claim, or any adverse change or any projected or threatened adverse change in its financial position.

          j.        Cancellation of Insurance.  Seller will not change or cancel any insurance policy except in the ordinary course of business that would affect the nature or amount of existing insurance coverage.

          k.       Consent of Creditors.  Seller and Stockholders will exercise their best efforts to obtain any and all necessary consents of secured creditors  with respect to the transaction contemplated by this Agreement.

          l.        Full Cooperation.  Seller and Stockholders will fully cooperate with Buyer and its counsel and accountants in connection with any steps required to be taken under this Agreement.  Seller will instruct its accountants, agents, and employees to allow Buyer and its representatives full access to any and all work papers and to confer with any and all persons in connection with Buyer’s investigation of Seller and the ISP Business.

          6.3     Mutual Covenants.

          a.       Confidentiality.  Each party to this Agreement agrees to hold all information, whether received before or after entering into this Agreement, in confidence (the "Confidential Information") until the Closing Date, and agrees that until then each party will use the same solely for the purposes of this Agreement.  Each party agrees to make no more copies of such Confidential Information than is reasonably necessary for the purposes, consistent with this Agreement, for which it will be used.  Each party agrees that it will not make disclosure of any such Confidential Information received from the other party to anyone except as specifically permitted by this Agreement and as required by law.  Each party may disclose Confidential Information to its employees to whom disclosure is necessary for the purposes set forth above, provided that the disclosing party shall notify each such employee that disclosure is made in confidence and instruct such employees that such Confidential Information shall be kept in confidence by such employee in accordance with this Agreement.  Furthermore, each party may disclose such Confidential Information to consultants and attorneys engaged by such party, to partners and prospective partners, and to lenders, but only pursuant to a written confidentiality agreement with such consultants and attorneys, partners, prospective partners, and lenders, except that according to such confidentiality agreement no further disclosure of the Confidential Information shall be permitted.  Each party also agrees that it will make requests for Confidential Information of the other only if necessary to accomplish the purposes set forth in this Agreement.  The obligations set forth herein shall be satisfied by each party through the exercise of the same degree of care used to protect its own information of like importance.

          If the Transactions are not consummated for any reason, each party agrees to return to the other party all such Confidential Information, including all copies thereof, immediately on request.  The obligations arising under this section shall survive any termination or abandonment of this Agreement.

          b.       Cooperation.  Each party covenants to use all reasonable efforts, commencing promptly on the execution and delivery of this Agreement, to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, expeditiously and practicably to consummate and make effective the Transactions, including, but not limited to, using its reasonable efforts to obtain all necessary actions, waivers, consents and approvals from third parties or governmental or regulatory bodies.

ARTICLE 7
INDEMNIFICATION

          7.1     Indemnification of Buyer.  Seller shall, from and after the Closing, indemnify and save Buyer harmless from and against any and all costs, liability, or expense, including reasonable attorneys’ fees, arising out of (a) any breach of warranty, covenant, agreement, or representation made by Seller or Stockholders in this Agreement; (b) any nonfulfillment of any agreement of Seller or Stockholders under this Agreement or any misrepresentation in or omission from this Agreement or from any certificates or other instrument furnished or to be furnished to Buyer; and (c) all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses incident to any of the foregoing.   Stockholders agree that if Seller receives any claim from, or is named in any suit by, a creditor of Seller, Stockholders will contact the creditor in writing advising the creditor of the fact that Buyer has not assumed any liabilities or obligations of Seller or will file an answer in the lawsuit on behalf of Buyer.  Seller shall give written notice as soon as practicable to Buyer of the occurrence or nonoccurrence of any event or the discovery by Seller of any circumstance against which Seller may be called upon to indemnify Buyer under this Agreement.

          7.2     Indemnification of Seller.  Buyer shall, from and after the Closing, indemnify and save Seller harmless from and against any and all costs, liability, or expense, including reasonable attorneys’ fees, arising out of (a) any breach of warranty, covenant, agreement, or representation made by Buyer in this Agreement; (b) any nonfulfillment of any agreement of Buyer under this Agreement or any misrepresentation in or omission from this Agreement or from any certificates or other instrument furnished or to be furnished to Seller; and (c) all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses incident to any of the foregoing.   Buyer agrees that if Buyer receives any claim from, or is named in any suit by, a creditor of Seller, Buyer will contact the creditor in writing advising the creditor of the fact that Buyer has not assumed any liabilities or obligations of Seller or will file an answer in the lawsuit on behalf of Buyer.  Buyer shall give written notice as soon as practicable to Seller and Stockholders of the occurrence or nonoccurrence of any event or the discovery by Buyer of any circumstance against which Buyer may be called upon to indemnify Seller under this Agreement.

ARTICLE 8

TERMINATION

          8.1     Termination By Buyer. If any condition precedent to Buyer's obligation to effect the Closing, as set forth in Section 4.1, is not satisfied and such condition is not waived, if waivable, by Buyer on or prior to the Closing Date, Buyer shall not be obligated to effect the Closing and may terminate this Agreement.

          8.2     Termination By Seller.  If any condition precedent to Seller's obligation to effect the Closing, as set forth in Section 4.2, is not satisfied and such condition is not waived, if waivable, by Seller on or prior to the Closing Date, Seller shall not be obligated to effect the Closing and may terminate this Agreement.

          8.3     Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 or 8.2, this Agreement shall thereafter become void, without further liability on the part of any party hereto or its respective shareholders, directors, officers or employees in respect thereof, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination under Section 8.1 or 8.2.

ARTICLE 9

POST CLOSING MATTERS

          9.1     Seller’s Name Not Sold:  Seller has retained the use of its name, “Internet Connections” and has not sold that name to Buyer.

          9.2     Public Announcements; Notice to Trade and Accounts.  No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the mutual consent of Seller and Buyer, or except as may be required by law.  Each party agrees that from and after the Closing for a reasonable period, it will cooperate and cause its employees to cooperate with the other in making such permitted announcements to the trade pursuant to this Agreement, as the other reasonably may request with such mutual consent.

          9.3     Offers of Employment.   Seller agrees to make available to Buyer the employees listed on Schedule 9.3, now employed by Seller in the ISP Business, for the purpose of interviewing the same for employment by Buyer.

          9.4     Preferred Vendor Status   In conjunction with the sale and transfer of the ISP Business to Buyer, and for a period of two years following the Date of Closing, Buyer and Seller agree to grant to the other Preferred Vendor status.  Buyer and Seller agree that a “Preferred Vendor”  is a vendor to whom efforts are made to give the first opportunity to fill outsourcing needs and to whom efforts to refer business is made, provided that such vendor maintains high quality service to its customers.

          9.5     Website Service Contract In conjunction with the sale and transfer of the  ISP Business to Buyer, Buyer agrees to execute and deliver to the Seller at the Closing a three-year website service contract, substantially in the same form as Exhibit 9.5 attached hereto.

          9.6     Seller’s Non-Compete Agreement.  For a period of two years from the Closing, Seller agrees to be bound by the provisions of the Non-Competition Agreement, a true and correct copy of which is attached hereto as Exhibit 9.6a.  Seller further agrees to deliver and cause to be delivered to the Closing Non-Competition Agreements, duly executed by its principals and stockholders Yvonne Karsten, also known as Yvonne Cariveau, Dale Karsten, John Pfeifer, George and Elizabeth Pfeifer, Erik Green, Michael and Karen Green, Daniel Green, Matt Green, Joel Green, Cynthia Huffman, Donna Brown, Gordon and Yvonne Cariveau, and Dale Flo, substantially in the same form as Exhibit 9.6b, attached hereto.

          9.7     Buyer’s Non-Compete Agreement.  For a period of two years from the Closing, Buyer agrees to be bound by the provisions of the Non-Competition Agreement, a true and correct copy of which is attached hereto as Exhibit 9.7.

          9.8     Billing Services.      In conjunction with the sale and transfer of the ISP Business to Buyer, and at no additional cost to Buyer, Seller agrees to provide billing services to Buyer for the ISP Business for two complete billing cycles following the time of Closing.

          9.9     Transitional Support Services.     In conjunction with the sale and transfer of the ISP Business to Buyer, and at no additional cost to Buyer, Seller agrees to provide transitional support services to Buyer in accordance with the provisions of the Memorandum of Understanding Regarding Transitional Support attached as Exhibit 9.9 hereto.

ARTICLE 10

ARBITRATION

          10.1   Arbitrability.  All claims by Buyer or Seller by one against the other arising out of or related in any manner to this Agreement or Assets or the Transactions shall be resolved by arbitration, as prescribed herein.

          10.2   Rules.  A single arbitrator engaged in the practice of law and who has at least eight (8) years of litigation experience shall conduct the arbitration under the then current commercial arbitration rules of the American Arbitration Association ("AAA"), unless otherwise provided herein.  The arbitrator shall be selected in accordance with AAA procedures.  The arbitration shall be conducted in Mankato, Minnesota.

          10.3   Discovery; Damages; Expenses.  The Buyer and Seller shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure.  The arbitrator shall rule on unresolved discovery disputes.  The arbitrator shall only have authority to award contractual damages and shall not have the authority to award punitive or exemplary  damages, other non-compensatory damages or any other form of relief.  Each party shall bear its own costs and attorneys' fees.  The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          10.4   Judicial or Administrative Action.  If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

ARTICLE 11

GENERAL

          11.1   Time of the Essence.  Time is of the essence with respect to each and every term, condition, obligation and provision hereof, and failure to timely perform or remedy any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a noncurable default under this Agreement by the party so failing to perform (but which may be waived by the nonbreaching party).

          11.2   Survival of Representations and Warranties.  The representations and warranties made herein shall not survive beyond the Closing Date or a termination of this Agreement, and shall not merge into any document.

          11.3   Notices.  All notices hereunder will be in writing and served by certified mail, return receipt requested.  Notice shall be deemed to have been duly given on the date mailed by the notifying party.  Notice shall be sent as follows:

          If to Seller:

ATTN: Yvonne Karsten, President
Internet Connections, Inc.
Suite 210
209 South Second Street
Mankato, MN 56001

          with a copy (which shall not constitute notice) to:

ATTN: Andrew Willaert, Esq.
Gislason & Hunter, LLP
Suite 250
424 North Riverfront Drive
Mankato, MN 56001

          If to Buyer:

Hickory Tech Corporation
Office of the Chief Financial Officer
David A. Christensen
221 East Hickory Street
Mankato, MN 56001

          with a copy (which shall not constitute notice) to:

ATTN: Michael C. Karp, Esq.
Blethen Gage & Krause, PLLP
127 South Second Street
P.O. Box 3049
Mankato, MN 56001

          11.4   Waivers.  No failure of a party to enforce a provision of this Agreement will be construed as a general or a specific waiver of that provision, or of a party's right to enforce that provision, or of a party's right to enforce any other provision of this Agreement.  No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.

          11.5   Headings; Capitalized Terms.  The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.  All capitalized terms shall have the meaning attributed to them in this Agreement.

          11.6   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and when each of the parties hereto has executed and delivered to the other party one or more counterparts, this Agreement shall be binding and effective, even though no single counterpart has been executed by both of the parties.

          11.7   Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.

          11.8   Assignment.  The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party, which consent may be withheld in such party's sole discretion.

          11.9   Additional Instruments and Assistance.  Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the Transactions.

          11.10 Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Minnesota.

          11.11 Severability.  If any term or provision of this Agreement is, to any extent, held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by law.

          11.12 Amendments.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

          11.13 No Construction Against the Drafting Party.  Each party hereto acknowledges the such party and its counsel have reviewed this Agreement and participated in its drafting.  This Agreement shall not be construed against either party for having prepared it.

          11.14 Integration.  This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties, and there are not agreements, understandings, warranties or representations between the parties except as set forth or noted herein.  This Agreement is not made for the benefit of any person, firm, corporation or association other than the parties hereto.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

          IN WITNESS WHEREOF, the parties to this Agreement have executed it as of the date first above written.

BUYER:	SELLER:

Hickory Tech Corporation a Minnesota Corporation	Internet Connections, Inc. a Minnesota Corporation

By:	By:
Robert D. Alton Its: Chief Executive Officer	Yvonne Karsten Its: President

By:	By:
David A. Christensen Its: Chief Financial Officer	Its: Secretary-Treasurer

Date:	Date:

STOCKHOLDERS:

Yvonne Karsten, a/k/a Yvonne Cariveau

Dale Karsten

John Pfeifer

George Pfeifer

Elizabeth Pfeifer

Michael Green

Karen Green
Date:

Index To Exhibits and Schedules

Exhibit 2.3	Earnest Money Escrow Agreement
Exhibit 3.2b	Bill of Sale
Exhibit 3.2c	UCC-3 Termination Statements
Exhibit 3.2g	Opinion of Counsel
Exhibit 9.5	Website Service Contract
Exhibit 9.6	Seller Noncompetition and Confidentiality Agreement
Exhibit 9.6b	Investor Noncompetition and Confidentiality Agreement
Exhibit 9.7	Buyer Noncompetition and Confidentiality Agreement
Exhibit 9.9	Memorandum Regarding Seller’s Transitional Support

Schedule 1.0	Assets
Schedule 1.01	Excluded Assets
Schedule 1.1	Equipment, Tools &supplies
Schedule 1.2	Software
Schedule 1.3	Customers
Schedule 1.4	Contracts
Schedule 1.5	Domain Names
Schedule 1.6	Intangibles
Schedule 1.7	Accounts Receivable
Schedule 1.8	Permitted Encumbrances
Schedule 2.4	Purchase Price Allocation
Schedule 5.2c	Exceptions to Good Title
Schedule 5.2d	Litigation
Schedule 5.2f	Creditors
Schedule 9.3	Employees